Exhibit 99.1

VSB Bancorp, Inc.

Third Quarter 2013 Results of Operations

Contact Name:

Ralph M. Branca

President & CEO

(718) 979-1100

Staten Island, N. Y. —October 9, 2013. VSB Bancorp, Inc. (NASDAQ GM: VSBN) reported net income of $341,238 for the third quarter of 2013, a decrease of $16,222, or 4.5%, from the third quarter of 2012. The following unaudited figures were released today. Pre-tax income was $629,022 in the third quarter of 2013, compared to $658,888 for the third quarter of 2012. Net income for the quarter was $341,238, or basic net income of $0.19 per common share, compared to a net income of $357,460, or $0.20 basic net income per common share, for the quarter ended September 30, 2012.

The $16,222 decrease in net income was due to a decrease in net interest income of $87,480, an increase in non-interest expense of $43,925, and increase in the provision for loan losses of $5,000, partially offset by an increase in non-interest income of $106,539, and a decrease in the provision for income taxes of $13,644.

The $87,480 decrease in net interest income for the third quarter of 2013 occurred primarily because our interest income decreased by $82,401, and our cost of funds increased by $5,079. The decline in interest income resulted from a $172,782 decrease in income on loans, due to a $7.8 million decrease in the average balance of loans and a 14 basis point decrease in yield from the third quarter of 2012 to the third quarter of 2013. This decrease was partially offset by an increase in interest income from investment securities due to a $32.4 million increase in the average balance between the periods, which was partially offset by a 35 basis point decrease in average yield, as new securities were purchased at market rates significantly below the rates on securities repaid or matured. Our average non-performing loans decreased $225,582, from $6.1 million in the quarter ended September 30, 2012, to $5.9 million in the third quarter of 2013. The level of non-performing loans declined from $6.4 million at December 31, 2012 to $5.7 million at March 31, 2013, $5.1 million at June 30, 2013 and to $5.1 million at September 30, 2013.

Interest income from other interest earning assets (principally overnight investments) increased by $9,463 due to a 2 basis point increase in yield, and a $12.6 million increase in average balance from the third quarter of 2012 to the third quarter of 2013. Overall, average interest-earning assets increased by $37.2 million from the third quarter of 2012 to the third quarter of 2013 due to an influx of deposits in 2013.

The most significant components of the increase in interest expense was a $7,985 increase in interest on time deposits due to the $10.3 million increase in the average balance between the periods, even as the average cost declined by 5 basis points, and a $3,537 increase in the cost of savings accounts due to 3 basis point increase in the average cost and a $2.5 million increase in the average balance between the periods. The increase in interest expense in these deposit categories was partially offset by a $2,139 decrease in the cost of money market accounts, as the average cost declined by 16 basis points, while the average balance increase by $7.5 million. The cost of NOW accounts decreased by $4,304 as the average rate declined by 6 basis points, due to a continuation of low market interest rates, although the average balance increased by $1.5 million. Average demand deposits, an interest free source of funds for us to invest, increased $17.4 million, or 22.1%, from the third quarter of 2012, representing approximately 36% of average total deposits for the third quarter of 2013. Average interest-bearing deposits increased by $21.9 million, resulting in an overall $39.1 million increase in average total deposits from the third quarter of 2012 to the third quarter of 2013.

The average yield on interest-earning assets declined by 55 basis points, while the average cost of funds declined by 6 basis points, from the third quarter of 2012 to the third quarter of 2013. The reduction in the yield on assets was principally due to the 35 basis point drop in the yield on investment securities and a 14 basis point decrease in the yield on loans. Also significantly contributing to the reduction in yield is the reduction of loans, our highest yield asset category, as a percentage of average interest earning assets from 33.1% in the third quarter of 2012 to 26.2% in the third quarter of 2013. The decline in the cost of funds was driven principally by a 16 basis point drop in the cost of money market account deposits, a 6 basis point drop in the cost of NOW deposits and a 5 basis point drop in the cost of time deposits partially offset by a 3 basis point increase in the cost of saving account deposits. Our interest rate margin decreased by 51 basis points from 3.18% to 2.67% when comparing the third quarter of 2013 to the same quarter in 2012, while our interest rate spread decreased by 49 basis points from 2.97% to 2.48%. The spread and margin both decreased because of the combined effect of the decline in earnings we were able to obtain on our investments securities, the increased average balance of low yielding other interest-earning assets and the adverse effect of the non-receipt of interest received on non-performing loans. These declines could not be offset by corresponding declines in the cost of deposits because the rates we paid on deposits were already low due to low markets rates so that we could not reduce them as much as the decline in the earnings on investment securities and loans. Non-interest income increased by $106,539 to $714,367 in the third quarter of 2013, compared to $607,828 for the same quarter in 2012 due primarily to a recent increase in the non-sufficient fund fee assessed against deposit accounts.

Comparing the third quarter of 2013 with the same quarter in 2012, non-interest expense increased by $43,925, totaling $2.0 million for the third quarter of 2013. Non-interest expense increased for various business reasons including (i) a $26,185 increase in legal fees due to general corporate needs in 2013 and a recovery of a past due loan in the third quarter of 2012 on which the legal fees had been expensed, (ii) a $21,156 increase in professional fees due to the hiring of a consulting firm; iii) a $13,419 increase in salary and benefit costs due to severance expenses; (iv) a $10,049 increase in other non-interest expenses due to increased costs of regulatory filings, foreclosure costs and ATM costs, and (iv) a $4,261 increase in computer expenses due to a recent rise in software contract expenses. These increases were partially offset by a $27,245 decrease in occupancy expenses due to reduced fixed asset costs, and a $7,400 decrease in director fees because of a reduced number of meetings in 2013.

For the first nine months of 2013, pre-tax income decreased to $1,427,136 from $1,863,544 for the first nine months of 2012, a decline of $436,408, or 23.4%. Net income for the nine months ended September 30, 2013 was $774,178, or basic net income of $0.44 per common share, as compared to a net income of $1,010,945, or basic net income of $0.57 per common share, for the nine months ended September 30, 2012. The $236,767 reduction in net income for the nine months ended September 30, 2013 was attributable principally to a $544,961 decrease in net interest income, and a $100,569 increase in non-interest expenses partially offset by a $109,122 increase in non-interest income and a $100,000 decrease in the provision for loan losses.

The increase in non-interest expense of $100,569 was due primarily to (i) a $143,313 in increased costs of holding real estate acquired in foreclosure, costs of regulatory filings, foreclosure costs, ATM and forgery costs; (ii) a $40,416 increase in computer expenses due to a recent rise in software contract expenses; (iii) a $37,068 increase in employee salary and benefit costs due to the acceleration of stock benefits resulting from a retirement and employee termination expenses, and (iv) a $23,067 increase in professional fees due to the hiring of a consulting firm for alternate revenue services. These increases were partially offset by a $101,381 decrease in occupancy expenses due to insurance payouts on monies expensed in the remediation of damage to our Dongan Hills branch from Superstorm Sandy and reduced fixed asset costs, a $28,275 decrease in director fees due to reduced number of meetings, a $10,639 decrease in legal fees due to a recovery of a past due loan on which the legal fees had been expensed, and a $3,000 decrease in FDIC and NYSBD assessments. Income tax expense decreased $199,641 due to the $436,408 decrease in pre-tax income.

The net interest margin decreased by 66 basis points from the nine months ended September 30, 2013 to 2.73% from 3.39%, in the same period in 2012, as the yield on our investment securities declined dramatically and we had very low earnings on our substantial level of overnight deposits. Loans declined from 34.0% of average interest earning assets in the first nine months of 2012 to 28.0% in the same period in 2013, which also contributed to the decline in net interest margin. Average interest earning assets, for the nine months ended September 30, 2013, increased by $33.6 million, or 13.7%, from the same period in 2012.

Total assets increased to $299.9 million at September 30, 2013, an increase of $30.2 million, or 11.2%, from December 31, 2012. The significant components of this increase were a $50.0 million increase in investment securities, partially offset by a $14.5 million decrease in cash and other liquid assets, and a $5.0 million decrease in loans, net. Our non-performing loans decreased from $6.4 million at December 31, 2012 to $5.1 million at September 30, 2013, due primarily to the payoff of a loan previously on non-accrual and a charge-off of a loan that was in foreclosure. Total deposits, including escrow deposits, increased to $271.1 million, an increase of $30.4 million, or 12.6%. We had increases in demand and checking deposits of $15.6 million, $8.5 million in money market accounts, $2.1 million in NOW accounts, $2.4 million in in time deposits and a $1.7 million increase in savings deposits from year end 2012. The Bancorp’s Tier 1 capital ratio was 9.05% at September 30, 2013.

Raffaele (Ralph) M. Branca, VSB Bancorp, Inc.’s President and CEO, stated, “The recent increase in intermediate and long interest rates provided us with more attractive investment opportunities at higher yields. We have steadily increased quarterly net income in 2013 from $209,871 to $341,238.” Joseph J. LiBassi, VSB Bancorp, Inc.’s Chairman, stated, “We have demonstrated growth this year in net income, assets and deposits. We have just paid our twenty-fourth consecutive cash dividend, our payout ratio has been declining and our book value stands strong at $15.42 per common share. These are encouraging trends.”

VSB Bancorp, Inc. (“Company”) is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997. The Bank’s initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp’s total equity has increased to $27.5 million primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank).

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, weaknesses of other financial institutions, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as “will result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, and other terms used to describe future events, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA’s safe harbor provisions.

VSB Bancorp, Inc.

Consolidated Statements of Financial Condition

September 30, 2013

(unaudited)

	September 30,	December 31,
	2013	2012

Assets:

Cash and cash equivalents	$63,257,198	$77,728,426
Investment securities, available for sale	56,912,504	106,825,570
Investment securities, held to maturity	99,958,474	—
Loans receivable	76,520,302	81,971,571
Allowance for loan loss	(1,260,454)	(1,753,521)
Loans receivable, net	75,259,848	80,218,050
Bank premises and equipment, net	2,050,521	2,097,356
Accrued interest receivable	551,728	617,833
Deferred tax asset	1,117,480	617,501
Other assets	809,494	1,599,635
Total assets	$299,917,247	$269,704,371

Liabilities and stockholders’ equity:

Liabilities:
Deposits:
Demand and checking	$97,497,389	$81,881,173
NOW	35,502,753	33,394,785
Money market	41,565,442	33,023,373
Savings	22,591,370	20,871,593
Time	73,828,624	71,452,704
Total Deposits	270,985,578	240,623,628
Escrow deposits	104,885	77,578
Accounts payable and accrued expenses	1,291,551	1,249,194
Total liabilities	272,382,014	241,950,400

Stockholders’ equity:
Common stock, ($.0001 par value, 10,000,000 shares authorized 1,989,509 issued, 1,785,309 outstanding at September 30, 2013 and at December 31, 2012)	199	199
Additional paid in capital	9,321,312	9,257,167
Retained earnings	19,790,109	19,336,280
Treasury stock, at cost (204,200 shares at September 30, 2013 and at December 31, 2012)	(2,068,898)	(2,068,898)
Unearned ESOP shares	(98,629)	(225,438)
Accumulated other comprehensive gain, net of taxes of $498,519 and $1,226,742, respectively	591,140	1,454,661

Total stockholders’ equity	27,535,233	27,753,971

Total liabilities and stockholders’ equity	$299,917,247	$269,704,371

VSB Bancorp, Inc.

Consolidated Statements of Operations

September 30, 2013

(unaudited)

	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
	Sept. 30, 2013	Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012
Interest and dividend income:
Loans receivable	$1,312,109	$1,484,891	$4,137,806	$4,489,089
Investment securities	817,651	736,733	2,093,702	2,319,168
Other interest earning assets	39,722	30,259	123,781	78,331
Total interest income	2,169,482	2,251,883	6,355,289	6,886,588

Interest expense:
NOW	15,110	19,414	47,303	62,972
Money market	57,048	59,187	157,163	174,058
Savings	20,030	16,493	57,963	35,693
Time	113,503	105,518	359,326	335,370
Total interest expense	205,691	200,612	621,755	608,093

Net interest income	1,963,791	2,051,271	5,733,534	6,278,495
Provision for loan loss	45,000	40,000	180,000	280,000
Net interest income after provision for loan loss	1,918,791	2,011,271	5,553,534	5,998,495

Non-interest income:
Loan fees	13,399	12,471	37,132	32,063
Service charges on deposits	630,611	524,766	1,651,242	1,626,041
Net rental income	17,667	18,327	52,903	42,605
Other income	52,690	52,264	224,629	156,075
Total non-interest income	714,367	607,828	1,965,906	1,856,784

Non-interest expenses:
Salaries and benefits	947,829	934,410	2,898,913	2,861,845
Occupancy expenses	340,003	367,248	994,348	1,095,729
Legal expense	85,477	59,292	198,637	209,276
Professional fees	105,975	84,819	276,947	253,880
Computer expense	70,724	66,463	223,547	183,131
Director fees	53,375	60,775	177,625	205,900
FDIC and NYSBD assessments	60,500	57,000	175,500	178,500
Other expenses	340,253	330,204	1,146,787	1,003,474
Total non-interest expenses	2,004,136	1,960,211	6,092,304	5,991,735

Income before income taxes	629,022	658,888	1,427,136	1,863,544

Provision (benefit) for income taxes:
Current	323,092	329,410	424,715	1,058,329
Deferred	(35,308)	(27,982)	228,243	(205,730)
Total provision for income taxes	287,784	301,428	652,958	852,599

Net income	$341,238	$357,460	$774,178	$1,010,945

Basic net income per common share	$0.19	$0.20	$0.44	$0.57

Diluted net income per share	$0.19	$0.20	$0.44	$0.57

Book value per common share	$15.42	$15.61	$15.42	$15.61